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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE                         CONTACT:  Steven R. McClellan
                                                        Chief Financial Officer
                                                        901-766-6400



              PERKINS RESTAURANTS ANNOUNCES NEW OWNERSHIP STRUCTURE


MEMPHIS, TN, DECEMBER 31, 1999 -- The Restaurant Company, the operator of the 475 unit chain of Perkins Restaurants and Bakeries, announced today a recapitalization resulting in a new holding company structure with Donald N. Smith, CEO of the company and BankBoston Ventures, Inc., a subsidiary of Fleet Boston Financial Corp., as its two stockholders. Through a series of transactions, the company repurchased all of its equity interests not owned by Mr. Smith and reorganized into the new holding company structure. Mr. Smith sold a 30% minority position in the new holding company to BankBoston Ventures.

Steven R. McClellan, the company's Executive Vice President and Chief Financial Officer said, "This new structure will provide us with the resources we need to continue our growth into the new century while at the same time not burdening the balance sheet of our operating subsidiary."

"Having BankBoston, who is one of the most important financial participants in the restaurant industry, as a new partner in Perkins is a real vote of confidence for our management team and the Perkins brand. BankBoston brings a new level of expertise in the industry and resources previously unavailable to us. This is an exciting time for me personally and for the company," said Donald
N. Smith, Chairman of the Board, President and Chief Executive Officer of the company.

As a result of the reorganization, the company's operations will be conducted through The Restaurant Company under the trade name Perkins Restaurant and Bakery. No changes in the management or operations of the company will occur as a result of the recapitalization. There are currently 141 company-operated Perkins Restaurants and Bakeries and an additional 334 franchised Perkins Restaurants and Bakeries in 35 states and 5 Canadian provinces. Additional information on the company is available on the worldwide web at Perkinsrestaurants.com.



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